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                                                                     Exhibit 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.


                              [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)


                                  ANNOUNCEMENT

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The Company was notified by the relevant regulatory authorities on 2 May 2002 that the standard spectrum usage fees for GSM network will be adjusted progressively over a period of three years. After the completion of the adjustment, the spectrum usage fees for GSM networks, which are applicable to the Group, will be charged at the annual rate of RMB15 million per MHz of frequency (upward and downward frequencies are separately charged). The allocation of spectrum usage fees between the Group and CMCC remains unchanged.
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The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the
"Company", together with its subsidiaries, the "Group") announces that the Company was notified by the relevant regulatory authorities on 2 May 2002 that the standard spectrum usage fees for GSM networks will be adjusted progressively over a period of three years.

The standard spectrum usage fees payable by all mobile communications operators in Mainland China, including the Group, are determined by the relevant governmental regulatory authorities. According to the current standardised fee scale, spectrum usage fees for GSM networks are charged at the rate of RMB1 million per MHz of frequency (upward and downward frequencies are aggregately charged as one MHz of frequency). The adjustment to the standard spectrum usage fees for GSM networks will be effective from 1 July 2002 and will be made progressively over a period of three years. For the first year, spectrum usage fees for GSM networks, which are applicable to the Group, will be charged at the annual rate of RMB7.5 million per MHz of frequency. For the second year, the annual fee will be RMB11.25 million per MHz of frequency and from the third year onwards, the annual fee will be RMB15 million per MHz of frequency. All adjusted annual fees are charged on the basis that upward and downward frequencies are separately charged. The adjustments are effective for a period of five years. The allocation of spectrum usage fees between the Group and China Mobile Communications Corporation ("CMCC") remains unchanged and is based on the relevant agreement reached between the Company and CMCC in October 1999, which had received approval from the Company's independent shareholders.

The adjustment to the spectrum usage fees for GSM networks will increase the Group's expenses and the Board estimates that the financial impact to the Group of such increase in the Group's expenses on an after-tax basis will be approximately RMB224 million (equivalent to approximately HK$211 million), RMB343 million (equivalent to approximately HK$324 million) and RMB462 million (equivalent to approximately HK$436 million) for the first, second and third year, respectively after the adjustments becoming effective on 1 July 2002.

IN THE MEANTIME, INVESTORS ARE ADVISED TO EXERCISE CAUTION IN DEALING IN THE SECURITIES OF THE COMPANY.

For your convenience, this announcement contains translation between Renminbi amounts and Hong Kong dollars at RMB1.06 = HK$1.00. The translations are not representations that the Renminbi and Hong Kong dollar amounts could actually be converted at this rate, or at all.


                                                       By order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                        YUNG JACKY SHUN LOY
                                                        Company Secretary


Hong Kong, 2 May 2002

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